NEWS

Reynolds and Reynolds Hosts Analyst Day, Today in New York;
Provides Preliminary Guidance for Fiscal Year 2006

Live Webcast at 8:30 a.m. EDT. Meeting and replay available at www.reyrey.com

DAYTON, OHIO, September 15, 2005 – The Reynolds and Reynolds Company (NYSE: REY) will host an analyst day for prospective and current investors and financial analysts today, Thursday, September 15, 2005 from 8:00 am to 2:30 pm EDT at the St. Regis Hotel in New York City.

The event will provide investors and analysts with a comprehensive overview of Reynolds’ operations and growth strategies, while also allowing an opportunity to meet the company’s new management team.

Presenters will include Finbarr O’Neill, president and CEO; Gregory Geswein, senior vice president and CFO; Scot Eisenfelder, senior vice president, Strategic Planning, Marketing and Solutions Management; Terri Mulcahey, senior vice president, Sales and Service; Ron Lamb, vice president, Enterprise Sales; Doug Ventura, executive vice president, Reynolds International and Corporate Services and Kenneth Gilman, president and CEO, Asbury Automotive Group.

The company today issued preliminary guidance for its 2006 fiscal year beginning October 1, 2005. For its new fiscal year, the company expects that revenues will be essentially flat with 2005 revenues, and earnings per share will be approximately $1.50 to $1.60. Additionally, the company expects:

•	Operating margins to be in the mid teens.

•	Net capital expenditures to total approximately $15 million to $20 million.

•	Depreciation and amortization to total approximately $27 million.

•	Research and development expenses to be approximately $80 million.

•	A tax rate of approximately 40 percent.

•	A net reduction in shares outstanding.

“We have not built acquisitions into fiscal 2006 guidance, though we will consider acquisitions that are consistent with our strategy,” Fin O’Neill, president and CEO, said. “Our guidance includes reduced investments associated with the product discontinuance we announced in July, and also provides for investments in current and new products we need to grow the company.”

The company’s previously issued guidance for earnings per share for the fourth quarter and full current fiscal year ending September 30, 2005 is between 33 cents and 37 cents per share for the quarter and between $1.37 and $1.41 for the year (both periods excluding $67 million of pretax costs or 66 cents per share of after tax costs of software discontinuance).

About Reynolds
Reynolds and Reynolds (www.reyrey.com) helps automobile dealers sell cars and take care of customers. Serving dealers since 1927, it is the leading provider of dealer management systems in the U.S. and Canada. Reynolds ranked first among major DMS providers in the most recent study of dealership satisfaction by the National Automobile Dealers Association. The company’s award-winning product, service and training solutions include a full range of retail Web and Customer Relationship Management solutions, e-learning and consulting services, documents, data management and integration, networking and support and leasing services. Seventy of the Ward’s Dealer Business e-Dealer 100 leaders rely on Reynolds Web Solutions to manage their presence on the Internet. Reynolds serves automotive retailers and OEMs globally through its incadea solution and a worldwide partner network, as well as through its consulting practice.

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management’s judgment, beliefs, current trends and market conditions. Forward-looking statements made by the company may be identified by the use of words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. The company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. See also the discussion of factors that may affect future results contained in the company’s Current Report on Form 8-K filed with the SEC on November 3, 2004, which is incorporated herein by reference.

###

REY0532

Contact:

Media	Investors
Paul Guthrie 937.485.8104 paul_guthrie@reyrey.com	John Shave 937.485.1633 john_shave@reyrey.com